Investor Contact:

Allison Wey

Par Pharmaceutical Companies, Inc.

(201) 802-4000

       PAR PHARMACEUTICAL REPORTS FOURTH QUARTER

AND FULL YEAR 2007 RESULTS

Woodcliff Lake, N.J., February 29, 2008 – Par Pharmaceutical Companies, Inc. (NYSE:PRX) today reported fourth quarter and full year 2007 results ended December 31, 2007.

Fourth Quarter and 2007 Results

For the fourth quarter ended December 31, 2007, Par reported total revenues of $155.1 million and income from continuing operations of $5.5 million, or $0.16 per diluted share.  This is compared with reported revenues of $183.6 million and income from continuing operations of $5.0 million, or $0.15 per diluted share, for the same period in 2006.  For the year ended December 31, 2007, Par reported total revenues of $769.7 million and income from continuing operations of $51.1 million, or $1.47 per diluted share.  This is compared with reported revenues of $725.2 million and income from continuing operations of $6.7 million, or $0.19 per diluted share, for 2006.

Fourth quarter 2007 reported, or GAAP, income from continuing operations included a pre-tax gain of $3.1 million from the Company’s sale of its remaining investment in Optimer Pharmaceutical, Inc. (“Optimer”) common stock and $4.6 million of additional share-based compensation expense related to the Company’s issued stock option tender offer.  Adjusting for these items, income from continuing operations for the fourth quarter of 2007 was $6.5 million, or $0.19 per diluted share.  By comparison, income from continuing operations for fourth quarter 2006 included a $3.2 million investment gain, tempered by severance costs of $5.2 million, and a $1.0 million asset impairment.  Adjusting for these items, income from continuing operations for the fourth quarter of 2006 was $6.9 million, or $0.20 per diluted share.

Par’s reported, or GAAP, income from continuing operations for the year ended December 31, 2007, included a $20.0 million gain on the sale to Optimer of marketing rights to the investigational drug Difimicin (Par 101), a $4.5 million investment gain on the sale of shares of Optimer common stock, and net settlement gains of $0.6 million.  These benefits were tempered by $19.2 million of costs related to business development activities in support of Strativa, the Company’s branded division, a $6.0 million loss on investment, $1.6 million of severance costs, as well as the aforementioned $4.6 million of additional share-based compensation expense recorded in the fourth quarter.  Adjusting for these items, income from continuing operations for the full year ended December 31, 2007 was $55.1 million, or $1.59 per diluted share. By comparison, and in addition to the fourth quarter 2006 events cited above, reported GAAP income from continuing operations for the full year ended December 31, 2006 included a write-off of approximately $10.0 million in bad debts for invalid customer deductions that the Company determined would not be pursued for collection, full year severance costs of $12.4 more . . ..

million, the write-down of an equity investment,  an arbitration settlement, and an asset impairment.  Finally, reported income from continuing operations for 2006 also included a $3.1 million gain related to a settlement agreement and a $1.9 million loss on the return of inventory related to the same agreement.  After adjusting for these items, income from continuing operations for 2006 was $21.5 million, or $0.62 per diluted share.  See reconciliation between reported (GAAP) and adjusted income from continuing operations at the end of this press release.

Full Year 2007 Review

Total revenues of $769.7 million for the year ended December 31, 2007 increased 6.1% compared with the year ago period, driven by gains from Strativa, the Company’s branded division.  Strativa revenues increased 72.1% from the prior year to $84.7 million driven by increased sales of Megace® ES and fees related to the co-promotion of Androgel®.  Revenues from the Company’s generic segment grew 1.3% to $684.9 million, as gains from 2007 launches were essentially offset by competitive pressures that adversely affected the volume and pricing of certain existing products.  The third quarter 2007 launch of three additional strengths of metoprolol succinate ER (50mg, 100mg, and 200mg), coupled with the fourth quarter 2006 launch of the 25mg strength, drove $141.9 million of sales and $133.6 million of year-over-year gains.  Par markets metoprolol in the U.S. through supply and distribution agreements with AstraZeneca Plc.  In addition, the first quarter 2007 introductions of propranolol HCl extended release (ER) capsules and ranitidine HCl syrup benefited the full year by $57.5 million and $12.2 million, respectively.  Products which experienced significant volume and pricing declines included fluticasone, various amoxicillin products, quinapril, cefprozil, tramadol HCl and acetaminophen tablets, lovastatin, and paroxetine.

Par’s 2007 gross margin represented 34.9% of total revenues, an increase of 4.8 points from 30.1% in 2006, driven by increased contribution of higher margin revenues from Strativa, the branded division, including Megace® ES and co-promotion fees for Androgel®.  Revenues from Strativa represented 11.0% of total revenues, as compared to 6.8% in 2007.  Gross margin also benefited from gains in the Company’s generic division, principally reflective of the launch of higher margin propranolol HCl, lower inventory write-offs, lower sales of lower margin existing products, including fluticasone, and royalties earned from the sales of ondansetron tablets.  These gains were somewhat tempered by increased metoprolol succinate ER sales, which have significantly lower gross margins than many of the other products sold by the Company.

Research and development (R&D) expense rose 24.4% from the year ended December 31, 2006, to $77.7 million, and represented 10.1% of total revenues.  The increase was due primarily to costs associated with the in-license of three Phase III products in support of the Company’s branded division, Strativa.  In June, the Company paid $3.0 million to Immtech Pharmaceuticals for the US commercialization rights to parfuramidine maleate.  In July, the Company paid $15.0 million to BioAlliance Pharma for the US commercialization rights to Loramyc.  In August, the Company acquired the North American commercial rights from Hana Biosciences, Inc. (“HANA”) for Zensana™, at which time the Company made a $5.0 million equity investment in Hana at a contractually agreed premium.  Of this amount, $1.2 million representing the premium paid was charged to R&D expense.  In support of the Company’s generic business, Par made a $5.0 million equity investment in IntelliPharmaCeutics Ltd., a privately held corporation, to develop and market four controlled release generic drug products.  Of this amount, approximately $2.5 million, representing the premium paid, was charged to R&D.

more . . ..

Selling, general and administrative (SG&A) expense for the year ended December 31, 2007 decreased 6.9% to $138.2 million.  The decrease in 2007 SG&A expense was primarily due to the non-recurrence of the second quarter 2006 write-off of approximately $10 million in bad debt for invalid customer deductions that the Company determined would not be pursued for collection, lower net severance costs, partially offset by the expansion of finance and accounting functions, higher other compensation related costs, including costs associated with the fourth quarter 2007 tender offer to repurchase certain unvested stock options, and increased professional costs related to the Company’s restatement of prior periods.

Fourth Quarter 2007 Review

Total revenues of $155.1 million for the fourth quarter ended December 31, 2007, decreased 15.5% compared with the same period in 2006 due to competitive pressures in the Company’s generic segment, where revenues decreased 18.2% to $136.0 million, as sales declines in fluticasone and amoxicillin were somewhat tempered by gains from the 2007 launch of additional strengths of metoprolol succinate ER and propranolol HCl ER.  Strativa revenues increased 10.7% from the prior year to $19.1 million driven by increased sales of Megace® ES, which grew by 19.3%.

The Company’s fourth quarter 2007 gross margin of $57.8 million decreased 1.9% as lower Generic segment margin was tempered by increased gross margin from the Strativa branded division on increased sales of Megace® ES.

R&D expense decreased 10.5% from the fourth quarter 2006 to $16.5 million, driven by the non-recurrence of Difimicin (Par 101) development costs and lower overall development costs related to generic R&D projects.

SG&A expense for the fourth quarter of 2007 increased 1.6% to $37.8 million, driven by higher other compensation costs, including costs associated with the tender offer to repurchase certain unvested stock options, and increased legal costs, somewhat tempered by lower severance related expense.

Restatement of 2005 and 2006 Discontinued Operations and Net Loss

In preparing its consolidated financial statements for year ended December 31, 2007, the Company identified accounting errors related to its discontinued operations reported in the Company’s 2006 and 2005 financial information contained in its Annual Report on Form 10-K for the year ended December 31, 2006 and filed on September 6, 2007.  Management determined that the benefit for income taxes on discontinued operations for the year ended December 31, 2005 was overstated because the Company did not properly determine the income tax benefits from discontinued operations, which resulted in the understatement of the Company’s net loss for 2005 by $19 million.  Management also determined that the 2006 provision for income taxes from discontinued operations did not consider the impact of interest expense.  The related impact of the restatement errors on the Company’s consolidated financial statements is detailed in the Company’s 2007 Annual Report on Form 10-K filed on February 29, 2008.

Net Income

Par reported net income for the fourth quarter ended December 31, 2007 of $4.3 million, or $0.12 per diluted share.  This is compared with reported net income of $4.2 million, or $0.12 per diluted share, for the same period in 2006.  For the full year 2007, net income was $49.9 million, or $1.43 per diluted share.   This is compared with reported net income of $5.8 million, or $0.16 per diluted share, for the full year 2006.

more . . ..

Stock Repurchase Program

On September 28, 2007, Par announced that its Board of Directors had authorized the repurchase of up to $75 million of the Company’s common stock. Since October 1, 2007, Par has repurchased 1,643,094 shares of its common stock at a total cost of $31.4 million.

Conference Call

Par has scheduled a conference call for Monday, March 3 at 9:00am EST to discuss results for the fourth quarter and full year 2007.  Par invites investors and the general public to listen to a webcast of the conference call.  Access to the live webcast can be made via the Company’s website at http://www.parpharm.com and will be available for at least 30 days.  The dial-in number is 888-680-0878 for domestic callers and 617-213-4855 for international callers.  The access number is 77261817.  A replay of the conference call will be available commencing approximately one hour after the call.  The replay dial-in number is 888-286-8010 for domestic callers and 617-801-6888 for international callers.  The access number is 24523915.

For a copy of Par’s 2007 Annual Report on Form 10-K, visit Investors/SEC Filings on the Par web site at www.parpharm.com.

Non-GAAP Measures

Par prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).  In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful year-over-year comparison of the Company’s financial performance, the company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission.  The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in the attached.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management uses the non-GAAP financial measures to evaluate the company’s financial performance against internal budgets and targets.  In addition, management internally reviews the results of the Company excluding the impact of certain items, as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.  Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

more . . ..

About Par

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets.  For press release and other company information, visit www.parpharm.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and, as such, are subject to risks and uncertainties, including the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against the Company, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission (SEC), such as the company’s reports on Form 10-K, Form 10-Q and Form 8-K, and amendments thereto.  Any forward-looking statements included in this press release are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.

#  #  #

more . . ..

PAR PHARMACEUTICAL COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

(In Thousands, Except Share Data)

	December 31,	December 31,
ASSETS	2007	2006
		(Restated)
Current assets:
Cash and cash equivalents	$200,132	$120,991
Available for sale debt and marketable equity securities	85,375	92,120
Accounts receivable, net	64,182	99,043
Inventories	84,887	106,322
Prepaid expenses and other current assets	14,294	15,833
Deferred income tax assets	56,921	72,105
Income taxes receivable	17,516	12,422
Total current assets	523,307	518,836

Property, plant and equipment, at cost less accumulated depreciation and amortization	82,650	89,155
Available for sale debt and marketable equity securities	6,690	7,652
Investment in joint venture	6,314	5,292
Other investments	2,500	16,588
Intangible assets, net	36,059	47,880
Goodwill	63,729	63,729
Deferred charges and other assets	2,544	16,000
Non-current deferred income tax assets, net	57,730	49,545
Total assets	$781,523	$814,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term and current portion of long-term debt	$200,000	$204,469
Accounts payable	32,200	48,297
Payables due to distribution agreement partners	36,479	89,585
Accrued salaries and employee benefits	16,596	15,510
Accrued expenses and other current liabilities	27,518	18,833
Income taxes payable	-	36,932
Total current liabilities	312,793	413,626

Long-term debt, less current portion	-	-
Other long-term liabilities	30,975	-

Commitments and contingencies

Stockholders’ equity:
Preferred Stock, par value $0.0001 per share, authorized 6,000,000 shares; none issued and outstanding	-	-
Common Stock, par value $0.01 per share, authorized 90,000,000 shares, issued 36,460,461 and 35,901,276 shares	364	359
Additional paid-in-capital	274,963	254,013
Retained earnings	230,195	180,298
Accumulated other comprehensive loss	(1,362)	(431)
Treasury stock, at cost 2,604,977 and 889,245 shares	(66,405)	(33,188)
Total stockholders’ equity	437,755	401,051
Total liabilities and stockholders’ equity	$781,523	$814,677

more . . ..

PAR PHARMACEUTICAL COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	(Unaudited) Three months ended		Twelve months ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Revenues:
Net product sales	$149,494	$176,807	$739,020	$705,378
Other product related revenues	5,646	6,826	30,646	19,790
Total revenues	155,140	183,633	769,666	725,168
Cost of goods sold	97,293	124,680	501,147	507,220
Gross margin	57,847	58,953	268,519	217,948
Operating expenses:
Research and development	16,528	18,459	77,659	62,442
Selling, general and administrative	37,751	37,152	138,217	148,488
Intangible assets impairment	-	1,100	-	1,100
Settlements, net	-	-	(945)	1,250
Total operating expenses	54,279	56,711	214,931	213,280
Gain on sale of product rights	-	-	20,000	3,054
Operating income	3,568	2,242	73,588	7,722
Other (expense) income, net	(7)	60	(56)	126
Equity in loss of joint venture	(52)	(166)	(387)	(663)
Gain (loss) on marketable securities, net	3,060	3,190	(1,583)	(583)
Interest income	3,408	2,919	13,673	8,974
Interest expense	(1,667)	(1,712)	(6,803)	(6,781)
Income from continuing operations before provision for income taxes	8,310	6,533	78,432	8,795
Provision for income taxes	2,781	1,488	27,322	2,054
Income from continuing operations	5,529	5,045	51,110	6,741
Discontinued operations:
Income from discontinued operations	-	-	-	-
Provision for income taxes (Restated)	1,212	894	1,212	894
Loss from discontinued operations (Restated)	(1,212)	(894)	(1,212)	(894)
Net income (Restated)	$4,317	$4,151	$49,898	$5,847

Basic earnings per share of common stock:
Income from continuing operations	$ 0.16	$0.15	$ 1.48	$ 0.20
Loss from discontinued operations (Restated)	(0.04)	(0.03)	(0.04)	(0.03)
Net income (Restated)	$ 0.12	$0.12	$ 1.44	$0.17

Diluted earnings per share of common stock:
Income from continuing operations	$ 0.16	$0.15	$ 1.47	$ 0.19
Loss from discontinued operations (Restated)	(0.04)	(0.03)	(0.04)	(0.03)
Net income (Restated)	$ 0.12	$0.12	$ 1.43	$0.16

Weighted average number of common shares outstanding:
Basic	33,944	34,484	34,494	34,422
Diluted	34,026	34,703	34,718	34,653

more . . ..

Reconciliation Between Reported (GAAP) and Adjusted Income from Continuing Operations
(In thousands, except per share data)
(Unaudited)
	Three Months Ended
	Dec. 31,	Dec. 31,
	2007	2006

Income from Continuing Operations	$5,529	$5,045
Stock Option Tender Offer	4,615	-
Investment Gain	(3,059)	(3,190)
Severance Costs	-	5,229
Asset Impairment	-	1,000
Estimated Tax on Adjustments	(591)	(1,185)
Adjusted Income from Continuing Operations (non-GAAP measure)	$6,494	$6,899

Diluted Earnings Per Share from Continuing Operations:
Reported	$0.16	$0.15
Adjusted (non-GAAP measure)	$0.19	$0.20
	Twelve Months Ended

	Dec. 31,	Dec. 31,
	2007	2006

Income from Continuing Operations	$51,110	$6,741
Gain on Sales of Product Rights*	(20,000)	(1,150)
Branded License Fees and Premium Paid on Equity Investments	19,150	-
Stock Option Tender Offer	4,615	-
Severance Costs	1,643	12,373
Net Investment Loss	1,584	583
Gain on Settlement	(578)	1,502
Write-off of Accounts Receivable Relating to Invalid
Customer Deductions	-	9,965
Asset Impairment	-	1,000
Estimated Tax on Adjustments	(2,437)	(9,466)
Adjusted Income from Continuing Operations (non-GAAP measure)	$55,087	$21,548

Diluted Earning Per Share from Continuing Operations:
Reported	$1.47	$0.19
Adjusted (non-GAAP measure)	$1.59	$0.62

*2006 amounts represent $3,054 gain on sale of product rights net of $1,904 loss on the return of inventory from a customer relating to the same agreement.